                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

            APPLIED MICROSYSTEMS CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                        APPLIED MICROSYSTEMS CORPORATION
                             5020 148TH AVENUE N.E.
                           REDMOND, WASHINGTON 98052

                            ------------------------

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                             ---------------------

To the Shareholders of

  APPLIED MICROSYSTEMS CORPORATION:

    The Annual Meeting of Shareholders of Applied Microsystems Corporation, a Washington corporation (the "Company"), will be held on May 23, 2000, at 11:00 am, Pacific Daylight Time, at the Company's headquarters, 5020 148th Avenue N.E., Redmond, WA, for the following purposes as more fully described in the accompanying Proxy Statement:

    1.  To elect five directors;

    2. To consider and act upon a proposal to approve the Applied Microsystems Corporation Amended and Restated 1996 Employee Stock Purchase Plan;

    3. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company's fiscal year ending December 31, 2000; and

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only shareholders of record at the close of business on March 29, 2000 will be entitled to vote at the meeting. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at the Company's headquarters, 5020 148th Avenue N.E., Redmond, Washington 98052.

                                          By order of the Board of Directors

                                          Elwood D. Howse, Jr.
                                          CHAIRMAN

Redmond, Washington
April 14, 2000

                             YOUR VOTE IS IMPORTANT!
             PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND
               MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                PROXY STATEMENT
               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Applied Microsystems Corporation, a Washington corporation (the "Company"), for use at the Annual Meeting of Shareholders on May 23, 2000, and at any adjournments thereof (the "Annual Meeting"). This Proxy Statement, a proxy card, and the Report of the President together with the Company's Form 10-K as filed with the Securities and Exchange Commission on March 28, 2000 (hereinafter, the "Annual Report"), including financial statements for its fiscal year ended December 31, 1999, are being sent to all shareholders of record as of the close of business on March 29, 2000, for delivery beginning on or about April 14, 2000.

    At the close of business on March 29, 2000, there were 6,890,326 shares of Common Stock of the Company outstanding. Only holders of record of the shares outstanding at such time will be entitled to vote at the meeting. The presence at the meeting of at least a majority of such shares, either in person or by proxy, is required for a quorum. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so, whether or not they choose to attend the meeting in person.

    If you are a shareholder of record, you may vote by using the proxy card enclosed with this Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The proposals are identified by number and by a general subject title on the proxy card. Please review the voting instructions on the proxy card and read the text of the proposals and the position of the Board of Directors in the Proxy Statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendations of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

    For the reasons stated in more detail later in the Proxy Statement, the Board of Directors recommends a vote FOR each of the five individuals nominated to serve as a director, FOR approval of the Company's Amended and Restated 1996 Employee Stock Purchase Plan, and FOR ratification of the appointment of Ernst & Young LLP as independent auditors. If you hold shares of Common Stock through a brokerage firm or other intermediary, you must provide instructions on voting to your nominee holder.

    The Board of Directors knows of no other matters which are to be presented at the meeting. However, if any other matters are properly presented for action, the proxies named on the proxy card will be authorized by your proxy to vote on them in their discretion.

    On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock held. Under Washington law and the Company's Articles of Incorporation and Bylaws, if a quorum exists at the meeting: (a) the five nominees for director who receive the greatest number of votes cast in the election of directors will be elected; (b) the proposal to approve the Company's Amended and Restated 1996 Employee Stock Purchase Plan will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it; and (c) the proposal to ratify the appointment of auditors will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

    Shareholders may abstain from voting on one or more of the nominees for director and may abstain from voting on the proposals to approve the Company's Amended and Restated 1996 Employee Stock Purchase Plan, or to ratify the appointment of auditors. Abstentions and broker non-votes will be considered represented at the Annual Meeting for the purpose of calculating a quorum. Abstention from voting or a broker non-vote for a nominee for director may make it less likely that the nominee will be one of the five nominees for director who receive the greatest number of votes cast. Abstention from voting or a broker non-vote on the proposal to approve the Company's Amended and Restated 1996 Employee Stock Purchase Plan, or the proposal to ratify the appointment of auditors will have no effect, since approval of these proposals is based solely on the number of votes actually cast.

    If you execute a proxy, you may revoke it by taking one of the following three actions: (a) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices; (b) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices; or (c) by personally attending and voting at the meeting.

    The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will also reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Company's Common Stock.

                               BOARD OF DIRECTORS

    The Company's business is managed under the direction of a Board of Directors consisting of five directors. The following individuals are currently serving as directors: Lary L. Evans, Charles H. House, Elwood D. Howse, Jr. (Chairman), Anthony Miadich, and Stephen J. Verleye. Paul N. Risinger retired from the Board in February 2000, after having served since December 1993, and Robert L. Deinhammer retired from the Board in April 2000, after having served since July 1992.

    The full Board of Directors met nine times during 1999. Each director attended at least 75% of all board meetings and meetings of committees on which he served.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company or representatives of shareholders of the Company receive $500 for each Board meeting attended ($250 for each telephonic Board meeting). Messrs. Evans, House, and Howse are currently the only such directors.

    The Company also has established a Directors Stock Option Plan (the "Director Plan"), under which a grant of a nonqualified stock option covering 2,500 shares of Common Stock is automatically made to each outside director on the date of each annual meeting of shareholders. During 1999, 10,000 options were granted under the Director Plan.

COMMITTEES OF THE BOARD

    The Company's Board of Directors has standing Audit and Compensation Committees. The Company does not have a Nominating Committee. Each of the committees is responsible to the full Board of Directors, and its activities are therefore subject to approval of the Board of Directors. The members of each committee and the functions performed thereby are described below:

    AUDIT COMMITTEE.  During 1999, the Audit Committee was composed of
Messrs. Howse (Chairman), Miadich and Risinger. The Audit Committee oversees the engagement of the Company's independent auditors and, together with the Company's independent auditors, reviews the Company's accounting practices, internal accounting controls, and financial results. The Audit committee met once during 1999.

    COMPENSATION COMMITTEE. During 1999, the Compensation Committee was comprised of Messrs. House, Howse, Miadich (Chairman), and Risinger. The Compensation Committee reviews and recommends to the Board the compensation and benefits to be provided to the Company's officers and reviews general policy matters relating to employee compensation and benefits. The Compensation Committee generally meets during regularly scheduled Board meetings, as necessary. The Compensation Committee met five times during 1999, in connection with regularly scheduled Board meetings.

NOMINEES FOR DIRECTOR

    The following individuals, each of whom currently serves as a director of the Company, have been nominated for re-election at the Annual Meeting:

    LARY L. EVANS, (age 60), was appointed a Director of the Company in
February 2000. Mr. Evans retired in 1998 from Dell Computer Corporation, where he was Vice President and General Manager of Dell's server business since 1996. Prior to Dell, Mr. Evans worked from 1987 to 1995 for Sequent Computer Systems. His Sequent positions included Vice President and General Manager of the Product Division, Vice President of Engineering, and Vice President of Manufacturing. Mr. Evans also held vice president or senior management positions at Culler Scientific, Tandem Computers Incorporated, Diablo (a division of Xerox Corporation), and Digital Equipment Corporation.

    CHARLES H. HOUSE, (age 59), has served as a Director of the Company since July 1998. Mr. House presently serves as Executive Vice President of Communications Research at Dialogic Corp., which was acquired by Intel Corporation in 1999. Mr. House was initially appointed to a similar position by Dialogic in November 1997. In December 1995, Mr. House first joined Dialogic as President of its wholly owned subsidiary, Spectron MicroSystems. From
December 1993 to 1995, Mr. House served as Senior Vice President and General Manager of the VISTA Division of Veritas Software. Mr. House has also held various senior management positions at other high-technology companies, including Senior Vice President of Product Development and Management of Informix Software, and founder and General Manager of Hewlett-Packard's Logic Systems division. He also served for Hewlett-Packard's corporate Engineering Director and General Manager of its Software Engineering Systems division.
Mr. House is also a Director of ExperTelligence, Inc.

    ELWOOD D. HOWSE, JR., (age 60) has served as a Director of the Company since February 1992, and was appointed Chairman in April 2000. Mr. Howse has served as President of Cable & Howse Ventures, a Northwest venture capital management firm, since 1981, and as General Partner of the CH Partners venture funds.
Mr. Howse is also a Director of OrthoLogic Corporation and ImageX.com, Inc., as well as other private companies.

    ANTHONY MIADICH, (age 57), has served as a Director of the Company since January 1990, and served as Chairman of the Board from August 1992 to March 1999. In addition, Mr. Miadich served as the Company's Interim Chief Executive Officer from April 1992 to July 1992. Since 1987, he has served as the Managing Partner of Orien Ventures, a venture capital firm, and since 1988, has been a General Partner of Orien II, L.P., a venture capital fund. Mr. Miadich has also served as Chairman of the Investment Committee of the Indonesian Growth Fund, a venture firm, since 1993. Mr. Miadich is also a director of other private portfolio companies.

    STEPHEN J. VERLEYE, (age 44), joined Applied in April 1999 as its President and Chief Executive Officer, and also joined the Company's Board of Directors at that time. Beginning in 1993, Mr. Verleye served in various management capacities at RadiSys Corporation, a designer and manufacturer of embedded computing systems. At RadiSys, Mr. Verleye first served as its Vice President of Marketing, and subsequently as the Company's Vice President of Business Development. In May 1996 he was appointed Vice President and General Manager, Commercial Equipment Division, and in October 1998 he was appointed joint responsibility of the merged Automation Equipment Division. Prior to joining RadiSys, Mr. Verleye held various marketing management roles at Sequent Computer Systems, Inc., as well as various sales and marketing roles at Intel Corporation.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

OWNERSHIP INFORMATION

    The following table sets forth, as of January 31, 2000, except as otherwise noted, certain information regarding beneficial ownership of the Company's Common Stock by (a) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) each director and nominee for director, (c) the Chief Executive Officer and other executive officers of the Company whose total annual salary and bonus, for the fiscal year ended December 31, 1999, exceeded $100,000 (collectively, the "Named Executive Officers"), and (d) by all of the Company's executive officers and directors as a group. Unless otherwise noted, the named beneficial owner has sole voting and investment power.

                                                             NUMBER OF SHARES OF
                                                                COMMON STOCK        PERCENT OF COMMON
NAME AND ADDRESS                                            BENEFICIALLY OWNED(1)   STOCK OUTSTANDING
----------------                                            ---------------------   -----------------
Anthony Miadich(2) .......................................        1,311,257               19.2%
  Orien II, L.P.
  c/o Orien Ventures
  300 Oswego Point Dr., Suite 100
  Lake Oswego, OR 97034

Kopp Investment Advisors, Inc.(3) ........................          702,600               10.3%
  7701 France Avenue South, Suite 500
  Edina, MN 55435

Robert L. Deinhammer(4) ..................................          677,494                9.8%
  21 Comistas Court
  Walnut Creek, CA 94598

Dimensional Fund Advisors Inc. ...........................          438,700                6.4%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

Stephen J. Verleye(5).....................................          215,000                3.1%

Douglas A. Fullaway(6)....................................           71,000                1.0%

Elwood D. Howse, Jr.(7)...................................           43,231                   *

Charles H. House(8).......................................           18,000                   *

Lary L. Evans.............................................               --                   *

All executive officers and Directors as a group                                           34.1%
  (12 individuals)(9).....................................

------------------------

*   Less than 1%.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes 7,500 shares issuable upon the exercise of stock options that are exercisable within 60 days. Mr. Miadich is a Managing General Partner of Orien Ventures, the general partner of Orien II, L.P., and shares voting and investment power over shares held by Orien II, L.P. with George Kalan, a General Partner of Orien Ventures.

(3) Holdings as of December 31, 1999, based on information contained in a
    Schedule 13G filed by Kopp Investment Advisors. Kopp Investment Advisors disclaims beneficial ownership of such shares.

(4) Includes 60,000 shares issuable upon the exercise of stock options that are exercisable within 60 days.

(5) Consists of shares issuable upon the exercise of stock options that are exercisable within 60 days. The Company retains repurchase rights on these options, which repurchase rights expire annually through 2003. These repurchase rights do not apply in the event of termination of employment on account of death or disability or certain involuntary termination occurring following a change of control of the Company.

(6) Includes 64,000 shares issuable upon the exercise of stock options that are exercisable within 60 days. The Company retains repurchase rights on 30,000 of these options, which repurchase rights expire in varying amounts through 2002. These repurchase rights do not apply in certain circumstances.

(7) Includes 10,000 shares issuable upon the exercise of stock options that are exercisable within 60 days.

(8) Includes 10,000 shares issuable upon the exercise of stock options that are exercisable within 60 days. The Company retains repurchase rights on 7,500 of these options, which repurchase rights expire annually through 2002.

(9) Includes 546,500 shares issuable upon the exercise of stock options that are exercisable within 60 days. The Company retains repurchase rights on 412,100 of these options; these repurchase rights do not apply under certain circumstances, including death or disability or, in certain cases, following a change of control of the Company

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's executive officers, certain other key personnel, Company Directors, and persons who own more than ten percent of the Company's Common Stock, file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "SEC"). These designated Company personnel and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such reports they file.

    The Company noted the following late filings during 1999: Mr. Deinhammer had one late filing; Mr. House had five late filings; Mr. Howse had three late filings; Mr. Miadich had three late filings; Mr. Risinger had three late filings; Mr. Verleye had one late filing; and Mr. Fullaway had three late filings.

    Except for those late filings noted, and based solely on the Company's review of the copies of such reports received from reporting persons as well as on written representations by the Company's current officers and directors regarding their compliance with the applicable reporting requirements under
Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended December 31, 1999, all of the Company's applicable personnel and Directors, and all of the persons known to the Company to own more than ten percent of its Common Stock, complied with such reporting requirements.

               MANAGEMENT INFORMATION, COMPENSATION, AND BENEFITS

EXECUTIVE OFFICERS

    The executive officers of the Company are elected annually at the meeting of the Board of Directors held in conjunction with the annual meeting of shareholders. The following are the current executive officers of the Company, and their ages as of April 2000:

NAME                               AGE                                POSITION
----                             --------                             --------
Elwood D. Howse, Jr............     60      Chairman of the Board
Stephen J. Verleye.............     44      President, Chief Executive Officer, and Director
Douglas A. Fullaway............     48      Executive Vice President
Robert C. Bateman..............     37      Vice President, Chief Financial Officer, Corporate
                                            Secretary, and Treasurer
Mark C. Budzinski..............     40      Vice President of Marketing
Alan F. Peters.................     58      Vice President of European Operations

    For information regarding Mr. Howse and Mr. Verleye, see "Nominees for Director."

    DOUGLAS A. FULLAWAY has served in various executive positions at Applied since he joined the Company in November 1993. He has served as the Company's Executive Vice President since July 1998; Vice President Worldwide Sales from January 1995 to July 1998; and Vice President, International Sales from
November 1993 to December 1994. Prior to joining the Company, Mr. Fullaway held positions of increasing management responsibility at Mentor Graphics Corporation from 1984 to 1993, including Pacific Rim General Manager, European Operations Manager, and Manufacturing Manager. Mr. Fullaway was previously employed by Tektronix, Inc. in a variety of operational positions.

    ROBERT C. BATEMAN joined Applied in October 1999 as Vice President, Chief Financial Officer, Corporate Secretary, and Treasurer. From March 1996 to September 1999, Mr. Bateman held various management positions at NeoPath, Inc., a medical device company, including Corporate Controller, Corporate Secretary, Treasurer, Vice President, and Chief Financial Officer. Prior to joining NeoPath, Mr. Bateman worked for nine years at Ernst & Young LLP.

    MARK C. BUDZINSKI joined Applied in September 1999 as Vice President of Marketing. From May 1996 to August 1999, Mr. Budzinski was Director of Marketing at RadiSys Corporation. Prior to joining RadiSys, Mr. Budzinski held various marketing positions at Sequent Computer Systems, Inc. and Intel Corporation.

    ALAN F. PETERS joined Applied in January 2000 as Vice President of European Operations. From July 1997 to December 1999, Mr. Peters was Vice President Sales/Europe at RadiSys Corporation. For the 22 years prior to joining RadiSys, Mr. Peters held sales and marketing management positions in Europe and South Africa at Digital Equipment Corporation.

EXECUTIVE OFFICER COMPENSATION

    COMPENSATION SUMMARY. The following table sets forth information regarding compensation earned during the Company's fiscal year ended December 31, 1999, and during the two preceding fiscal years, by the Chief Executive Officer and the other Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                           ------------
                                                                            SECURITIES
                                                   ANNUAL COMPENSATION      UNDERLYING
NAME AND                               FISCAL    -----------------------      STOCK           ALL OTHER
PRINCIPAL POSITION                      YEAR     SALARY($)   BONUS(1)($)    OPTIONS(#)    COMPENSATION(2)($)
------------------                    --------   ---------   -----------   ------------   ------------------
Robert L. Deinhammer(3).............    1999     $195,545      $ 28,250        60,000          $28,691
  Former President and                  1998      310,000        75,500            --            6,231
  Chief Executive Officer               1997      310,000            --            --            7,918

Stephen J. Verleye(4)...............    1999     $154,649      $ 24,188       215,000          $41,854
  President and Chief
  Executive Officer

Douglas A. Fullaway.................    1999     $157,242      $ 20,000            --          $ 3,795
  Executive Vice                        1998      142,696        28,438        20,000            3,831
  President                             1997      130,000            --            --            4,514

Lawrence G. Ritter(5)...............    1999     $129,759      $     --            --          $10,859
  Former Vice President                 1998      136,086        19,250        20,000            2,307
  of Marketing                          1997      125,000            --            --            2,156

John Stressing(6)...................    1999     $109,143      $ 70,357            --          $   164
  Former Vice President                 1998       79,620        77,771        67,000              120
  of Worldwide Sales

------------------------

(1) Bonus amounts are reflected in the year they were earned, without regard to when the amounts were received.

(2) Represents employer 401(k) matching contribution and term life insurance premiums, except as otherwise noted.

(3) Mr. Deinhammer resigned as President and Chief Executive Officer in
    April 1999 in connection with the hiring of Mr. Verleye to those positions; however, Mr. Deinhammer signed an employment agreement with the Company whereby he continues to draw a salary (at a reduced rate). During a one-year transition period, Mr. Deinhammer served as Chairman of the Board, and then retired from the Board in April 2000. Mr. Deinhammer's "All Other Compensation" includes $22,983 as cash payment on accrued vacation.

(4) Mr. Verleye joined the Company on April 1, 1999. Mr. Verleye's "All Other Compensation" includes $39,125 for moving and relocation.

(5) Mr. Ritter left the Company in August 1999. Mr. Ritter's "All Other Compensation" in 1999 includes $8,541 forgiveness of indebtedness to the Company.

(6) Mr. Stressing joined the company in June 1998, and left the Company in June 1999. Mr. Stressing's "Bonus" consists entirely of commissions.

    OPTION GRANTS. The following table shows information concerning option grants to purchase Common Stock made to each of the Named Executive Officers during the fiscal year ended December 31, 1999.

                             OPTION GRANTS IN 1999

                                                  INDIVIDUAL GRANTS
                                   ------------------------------------------------    POTENTIAL REALIZABLE
                                   NUMBER OF    PERCENT OF                               VALUE AT ASSUMED
                                   SECURITIES     TOTAL                                ANNUAL RATES OF STOCK
                                   UNDERLYING    OPTIONS                              PRICE APPRECIATION FOR
                                    OPTIONS     GRANTED TO   EXERCISE                     OPTION TERM(3)
                                    GRANTED     EMPLOYEES      PRICE     EXPIRATION   -----------------------
NAME                                 (#)(1)      IN 1999     ($/SH)(2)      DATE        5%($)        10%($)
----                               ----------   ----------   ---------   ----------   ----------   ----------
Robert L. Deinhammer.............    60,000         9.4%       $2.50       4/01/09     $ 94,334     $239,061
Stephen J. Verleye...............   215,000        33.5%        2.50       4/01/09      338,031      856,637
Douglas A. Fullaway..............        --           --          --            --           --           --
Lawrence G. Ritter...............        --           --          --            --           --           --
John Stressing...................        --           --          --            --           --           --

------------------------

(1) The options were granted under the Applied Microsystems Corporation 1992 Performance Stock Plan (the "1992 Plan"). Each option is exercisable upon issuance, but shares acquired under the option may be repurchased by the Company or its assignee if the officer's employment terminates within the three-year period (for Mr. Deinhammer) or four-year period (for
    Mr. Verleye) following the date of grant. Such shares are released from repurchase provisions annually. The Company forfeits all or a portion of its repurchase rights under certain circumstances, including a change of control of the Company.

(2) The exercise price of each option is the closing price on the grant date.

(3) Potential gains are net of exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common Stock. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions, and the option holders' continued employment through the repurchase periods. The actual value realized may be greater or less than the potential realizable value set forth in the table.

    OPTION EXERCISES. The following table shows information concerning stock options exercised by the Named Executive Officers during the Company's fiscal year ended December 31, 1999, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised options held by the Named Executive Officers at the end of that fiscal year.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING                   IN-THE-MONEY
                                                                UNEXERCISED                   OPTIONS AT
                           SHARES                               OPTIONS AT                   FISCAL YEAR-
                          ACQUIRED                         FISCAL YEAR-END(#)(2)             END($)(2)(3)
                             ON            VALUE        ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   --------------   -----------   -------------   -----------   -------------
Robert L. Deinhammer...        --           $  --          60,000             --      $  532,500            --
Stephen J. Verleye.....        --              --         215,000             --       1,908,125            --
Douglas A. Fullaway....        --              --          60,000             --         510,190            --
Lawrence G. Ritter.....     2,000           1,626              --             --              --            --
John Stressing.........        --              --              --             --              --            --

------------------------

(1) Represents the aggregate estimated fair value, on the date of exercise, of the shares of Common Stock received on exercise of options, less the aggregate option exercise price.

(2) The Company retains repurchase rights on certain of these stock options.

(3) Represents the aggregate estimated fair value, on December 31, 1999, of the shares of Common Stock subject to outstanding in-the-money options, less the aggregate option exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is responsible for setting and administering the policies governing annual compensation of the executive officers, including the annual incentive compensation plan, and making recommendations concerning such compensation to the Board of Directors. In addition, the Committee is responsible for administering the Company's stock option plans. The Committee is composed exclusively of directors who are neither employees nor former employees of the Company, and who are not eligible to participate in any of the Company's executive compensation programs.

    The Committee's compensation philosophy is to provide base salary, incentive compensation, and equity incentives to the Company's officers and other employees through programs designed to attract and retain the best possible personnel to allow the Company to achieve its goals. The Company seeks to foster an environment that links the interests of officers and other personnel to that of shareholders through equity incentives, and rewards superior performance through appropriate incentive compensation.

    BASE SALARY. At the beginning of each year, the Committee reviews the annual compensation plan for the Company's executive officers. In making individual base salary decisions, the Compensation Committee considers each officer's duties, the quality of the individual's performance, the individual's potential, external market compensation practices, and the contribution the officer has made to the Company's overall performance. The Committee compares the salary of each officer with other officers' salaries, taking into account the number of years employed by the Company, the possibility of future promotions, and the extent and frequency of prior salary adjustments. The Committee also consults competitive survey data.

    INCENTIVE COMPENSATION. The Company's incentive compensation plan is a material element to the executives' annual compensation program. The Compensation Committee believes that executives' performance is most appropriately measured based on progress toward achieving operating goals that are formulated to promote advancement of key aspects of the Company's business. Company goals relate to such matters as achieving target sales and operating results, forging strategic relationships, advancing the strategic directions of the Company, meeting defined research and development objectives, staff recruitment and development, and so forth. Under the plan in place during 1999, officers were eligible to receive incentive compensation quarterly, based primarily on achieving target operating results. Given the Company's below-target operating results in 1999, no incentive compensation amounts were paid during the first three quarters of the year; however, a year-end bonus was paid to executive officers based primarily on achievement of other corporate goals.

    EQUITY INCENTIVES. Equity incentives take the form of option awards under the Company's stock option plan. The Compensation Committee believes that this equity-based compensation ensures that the Company's executive officers have a continuing stake in the long-term success of the Company. The Company's practice is to grant stock options with an exercise price equal to or in excess of the market price of the Company's Common Stock on the date of grant. Accordingly, stock options will have value only if the Company's stock price increases. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers various factors, including the officer's current option position, the frequency of prior option grants, the impact of the officer's contribution on the Company's goals, the number of years the officer has been employed by the Company, and the possibility of future promotions.

    1999 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

    The Committee reviews and establishes the Chief Executive Officer's base salary based on a number of factors, including competitive survey data, the assessment of his past performance, and expectations as to his future contributions in leading the Company and its business. Based upon the noted criteria, in January 1999, the Committee established a base salary of $325,000 for Mr. Deinhammer, which represented a 5% increase from his base salary in 1998. Following Mr. Verleye's assumption of Chief Executive Officer duties on April 1, 1999, Mr. Deinhammer's base salary was reduced to $120,000.
Mr. Deinhammer was also awarded a stock option grant in 1999 to purchase 60,000 shares of the Company's Common stock. As specified in Mr. Deinhammer's employment agreement, he was awarded a 1999 bonus of $28,250 based on the same criteria used to award a bonus to Mr. Verleye.

    Using similar criteria, though weighted more toward providing a longer-term equity incentive to Mr. Verleye, the Committee established an initial base salary of $215,000 for Mr. Verleye, and a corresponding stock option grant to purchase 215,000 shares of the Company's Common Stock. Based upon the aforementioned incentive compensation plan in place during 1999, and taking into consideration Mr. Verleye's establishment of a new executive officer team, the Committee awarded Mr. Verleye a bonus of $24,188 for his performance in 1999.

    As noted above, the Company's compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to Named Executive Officers. No executive officer of the Company has received, nor is it anticipated that any executive officer will receive, any such compensation in excess of this limit.

COMPENSATION COMMITTEE

    Charles H. House

    Elwood D. Howse, Jr.

    Anthony Miadich

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL AGREEMENTS

    The Company signed an employment agreement with Mr. Deinhammer effective January 4, 1999, that provided for an orderly transition period to a new President and Chief Executive Officer. As part of that employment agreement, Mr. Deinhammer became Chairman of the Board on April 1, 1999, which coincided with Mr. Verleye's first day with the Company as President and Chief Executive Officer. Mr. Deinhammer's employment agreement specifies that, under certain circumstances, he would be paid a severance of one-year's salary and benefits. In addition, in the event of a change of control or in other specified circumstances, Mr. Deinhammer's stock options would no longer be subject to the Company's right to repurchase such options. Mr. Deinhammer retired from the Board of Directors in April 2000.

    The Company also signed an employment agreement with Mr. Verleye effective April 1, 1999. The agreement specifies that, in the event Mr. Verleye is terminated in certain circumstances, he would be paid a severance of salary and benefits for a period of six months following termination. In addition, in the event of a change of control, a portion of Mr. Verleye's stock options would no longer be subject to the Company's right to repurchase such options.

    Stock option agreements with Mr. Bateman, Mr. Budzinski, and Mr. Peters likewise contain provisions that, in the event of a change of control, limit the Company's right to repurchase a portion of such stock options.

COMPARATIVE PERFORMANCE GRAPH

    Set forth below is a graph comparing the cumulative total return to shareholders on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market-Registered Trademark- (U.S. Companies) ("Nasdaq Market Index") and the Nasdaq Computer and Data Processing Index for the period beginning on November 14, 1995, the date of the Company's initial public offering, and ended on December 31, 1999. For purposes of this presentation, the Company has assumed that its initial offering price of $10.00 per share would have been the closing price on November 14, 1995, the day prior to commencement of trading.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    AMONG APPLIED MICROSYSTEMS CORPORATION,
                          THE NASDAQ MARKET INDEX AND
                         THE NASDAQ COMPUTER & DP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          APPLIED MICROSYSTEMS  NASDAQ MARKET  NASDAQ COMPUTER
                   CORPORATION          INDEX     AND DP INDEX
11/14/95                  $100           $100             $100
12/31/95                   $90           $101              $99
12/31/96                  $133           $125             $123
12/31/97                   $56           $153             $151
12/31/98                   $39           $215             $269
12/31/99                  $114           $391             $579

    THE TOTAL RETURN ON THE COMPANY'S COMMON STOCK AND EACH INDEX ASSUMES THE VALUE OF EACH INVESTMENT WAS $100 ON NOVEMBER 14, 1995. RETURN INFORMATION IS HISTORICAL AND NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    Five Directors are to be elected at the Annual Meeting, to serve until the 2001 Annual Meeting of Shareholders or until their earlier retirement, resignation, or removal. Lary L. Evans, Charles H. House, Elwood D. Howse, Jr., Anthony Miadich, and Stephen J. Verleye, all of whom are currently Directors of the Company, have been nominated by the Board of Directors for election at the Annual Meeting. The accompanying proxy will be voted for these nominees, except where authority to so vote is withheld. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee as designated by the Company's Board of Directors. The Board of Directors has no reason to believe that any of the nominees named will be unavailable to stand for election.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED IN PROPOSAL 1.

            PROPOSAL 2--PROPOSAL TO APPROVE THE APPLIED MICROSYSTEMS CORPORATION AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN

    At the annual meeting, the shareholders of the Company will be asked to approve the Company's Amended and Restated 1996 Employee Stock Purchase Plan (the "Plan"). A copy of the Plan is attached as an appendix to this Proxy Statement.

    The Plan was originally adopted by the Board of Directors and approved by shareholders effective April 1, 1996. A total of 250,000 shares of Common Stock were reserved for issuance under the original Plan. If the amended and restated Plan is approved, an additional 250,000 shares of Common Stock will be available for purposes of the Plan. As described in more detail below, the amendments will also make certain changes in the way the Plan is administered. As of April 1, 2000, a total of approximately 56,500 shares of Common Stock (exclusive of the additional 250,000 shares) were available for issuance under the Plan. The Board of Director believes that, unless the amended and restated Plan is approved, the number of shares currently available for issuance will be insufficient to achieve the purposes of the Plan.

SUMMARY OF PLAN

    IN GENERAL

    The purpose of the Plan is to provide a method by which eligible Company employees may be awarded additional remuneration for services rendered and to encourage such employees to invest in the capital stock of the Company. The Plan is intended to foster employee loyalty to the Company and increase their personal interest in the Company's business and success. The Plan is also intended to facilitate recruiting persons of exceptional ability to become officers and employees of the Company.

    THE PLAN

    The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, nor is it qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    To be eligible to participate under the Plan, an employee of the Company or its subsidiaries (including an officer or director who is also an employee) must customarily work more than 20 hours per week and more than 5 months in any calendar year. An employee who owns stock with 5% or more of the total combined voting power or value of all classes of stock of the Company will not be eligible to participate. During any calendar year, the maximum value of the Common Stock that may be purchased by an employee under the Plan is $25,000.

    The Plan is currently administered on the basis of quarterly "Purchase Periods." The purchase price for shares of Common Stock purchased under the Plan is the lesser of (1) 85% of the market price of the Common Stock on the first business day of the Purchase Period or (2) 85% of the market price for the Common Stock on the last business day of the Purchase Period.

    Under the amended and restated Plan, administration of the Plan will be transitioned from quarterly Purchase Periods to a series of offerings of up to 24 months in duration. A new offering will commence on the first business day of each February and August. Within each offering, there will be separate Purchase Periods of 6-months' duration. The purchase price for shares of Common Stock purchased in a Purchase Period during an offering will be the lesser of (1) 85% of the market price of the Common Stock on the first business day of the offering or (2) 85% of the market price for the Common Stock on the last business day of the Purchase Period.

    Each eligible employee may elect, at the beginning of an offering, to have up to 15% of his or her compensation during the offering period withheld and applied toward the purchase of Common Stock at the end of each Purchase Period during the offering. Payroll deductions may be increased or decreased during a Purchase Period, subject to certain limitations. An employee may elect to withdraw from an offering at any time. In the event of a withdrawal from an offering, the Participant will not be eligible to participate again in the same offering, but may participate in any subsequent offering under the Plan. An eligible employee can only participate in one offering at a time.

    The number of shares subject to the Plan and the purchase price of such shares are subject to adjustment upon the occurrence of certain events, including but not limited to a stock dividend, stock split, reverse stock split or other transaction resulting in the subdivision or combination of the Company's Common Stock.

    As a condition of participation in the Plan, each participant who purchases shares in a Purchase Period during an Offering agrees to promptly give the Company notice of any disposition of shares that occurs before the later of
(i) two years after the first day of the offering and (ii) one year after the end of the Purchase Period. As a further condition to participation, each participant agrees to allow the Company to withhold, from any other amounts that may be payable to the participant at or around the time of such disposition, such federal, state, and local income, employment and other taxes as the Company may be required to withhold under applicable law, and to remit such taxes to the Company, in lieu of such withholding, upon the Company's request.

    A participant may resell shares of Common Stock purchased under the Plan at any time, subject to compliance with all applicable federal and state securities and other laws. However, a participant's rights under the Plan are the participant's alone and may not be transferred or assigned to any other person other than by will or the laws of descent and distribution. A participant's rights under the Plan are exercisable during his or her lifetime by the participant alone. A participant's rights under the Plan will terminate if he or she for any reason ceases to be an employee of the Company.

    The Plan will terminate when all or substantially all of the unissued shares of Common Stock reserved for the purposes of the Plan have been purchased. Upon such termination, all payroll deductions not used to purchase shares of Common Stock will be refunded to the participants entitled thereto. The Plan may also be terminated at any time by the Board of Directors, but termination will not affect any purchase rights under the Plan with respect to any Purchase Period in progress at the time of termination. The Board of Directors or the Committee also has the right to amend the Plan under certain circumstances.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences of participation in the Plan. This discussion is general in nature and does not address issues related to the tax circumstances of any particular employee. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. This discussion does not address state, local or foreign tax consequences.

    The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423(b) of the Code. A participant will not recognize any income, gain or loss at the time he or she purchases share of Common Stock under the Plan.

    If a participant disposes of shares of Common Stock purchased under the Plan, the participant will be subject to income tax in the year of disposition if a gain is realized on the disposition (that is, if the shares of Common Stock are then worth more than the participant paid for them). A portion of this gain will be treated as compensation income, which the participant will be required to report on his or her federal income tax return for the year in which the disposition occurs. Under the Code, special rules apply to a disposition of shares of Common Stock purchased under the Plan. For purposes of these rules, a disposition generally includes not only a sale of the shares, but also a gift, an exchange of the shares for other property, and a transfer of the shares at death. However, a disposition does not include a mere pledge of the shares or a transfer of the shares into joint tenancy.

    The tax consequences to a participant of a disposition of shares of Common Stock purchased under the Plan will vary depending on how long the participant has held the shares. If the shares are held until the later of (i) two years after the first day of the offering in which the shares were purchased and
(ii) one year after the end of the Purchase Period during which the shares were purchased (the "holding period requirement"), the compensation income will be determined by subtracting the amount the participant paid for the shares from their fair market value on the first day of the offering in which the shares were purchased, or their fair market value on the date of disposition, whichever is less. If the holding period requirement is not satisfied, the compensation income will be determined by subtracting the amount the participant paid for the shares from their fair market value at the end of the Purchase Period during which the shares were purchased, or their fair market value on the date of disposition, whichever is less.

    In addition to the compensation income reportable by a participant, if a disposition is a sale or other taxable transfer, any remaining gain in excess of the amount reported as compensation income will be capital gain (short-term or long-term, depending on how long the participant held the shares).

    If a disposition of shares is a gift, a transfer by bequest or inheritance, or another type of transfer that is not generally taxable, the participant will only be required to report the compensation income described above. An amount equal to that compensation income will generally be added to the purchase price of the shares, and the total will be the transferee's adjusted cost of the shares.

    If a participant disposes of shares of Common Stock purchased under the Plan without satisfying the holding period requirement, and a gain is realized on the disposition, the Company or the subsidiary of the Company that employs the participant may be required to withhold certain amounts on account of federal income and employment taxes, and the Company will generally be entitled to a compensation deduction in the year of disposition for this portion of the gain.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDED AND RESTATED PLAN.

                PROPOSAL 3--APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors for the Company's fiscal year ending December 31, 2000. This firm has audited the accounts of the Company since 1986. The firm performed audit services in connection with the examination of the consolidated financial statements of the Company for its fiscal year ended December 31, 1999. In addition, the firm has rendered and will render other services, including the review of financial statements and related information in various registration statements and filings with the SEC and limited review of financial statements and related information contained in quarterly reports provided to shareholders and the SEC.

    If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Board of Directors will reconsider the appointment. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement prepared in connection with the Company's 2001 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company's principal executive offices, no later than December 26, 2000. A shareholder must have been a record or beneficial owner of at least one percent of the Company's outstanding Common Stock, or shares of Common Stock having a market value of at least $1,000, for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

    The Company's Restated Bylaws outline procedures, including minimum notice provisions, that govern the nomination of directors by shareholders and certain other matters that a shareholder proposes to bring before the annual meeting. A copy of the pertinent provisions of the Restated Bylaws is available upon request to Robert C. Bateman, Corporate Secretary, Applied Microsystems Corporation, 5020 148th Avenue N.E., Redmond, Washington 98052.

    IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                          APPLIED MICROSYSTEMS CORPORATION

April 14, 2000
Redmond, Washington

                                   EXHIBIT A
                        APPLIED MICROSYSTEMS CORPORATION
                              AMENDED AND RESTATED
                       1996 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1 : PURPOSE

    The purpose of this 1996 Employee Stock Purchase Plan (the "Plan") is to advance the interests of Applied Microsystems Corporation, a Washington corporation (the "Company"), by enabling Eligible Employees (as defined in Article 3) to acquire a larger personal proprietary interest in the Company. The Plan is also designed to encourage Eligible Employees to remain in the employ of the Company and its subsidiaries and have a personal interest in the success of the Company. The Plan is intended to constitute an "employee stock purchase plan," as defined in Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be interpreted and administered to further that intent. The Plan was originally adopted on December 17, 1995, effective
April 1, 1996, and was amended and restated effective April 1, 2000.

ARTICLE 2 : ADMINISTRATION OF THE PLAN

    The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), as the Committee may be constituted from time to time. Subject to the provisions of the Plan, the Committee shall have the complete authority, in its sole and absolute discretion, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all of the determinations necessary or advisable for the administration of the Plan. All such interpretations, rules, regulations and determinations shall, in the absent of fraud or patent mistake, be conclusive and binding on all persons with any interest in the Plan.

    A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination of the Committee reduced to writing and signed by all members of the Committee shall be as fully effective as if it had been made at a meeting duly called and held.

ARTICLE 3 : ELIGIBLE EMPLOYEES

    As used in the Plan, the term "Eligible Employees" means all common law employees of the Company and its subsidiaries, except the following:
(a) employees who have been employed for less than 90 days; (b) employees whose customary employment is 20 hours or less per week; and (c) employees whose customary employment is for not more than 5 months in any calendar year. Except as otherwise expressly provided in the Plan and permitted by Section 423 of the Code, all Eligible Employees shall have the same rights and obligations under the Plan.

    Notwithstanding the foregoing provisions of this Article 3, an employee will not be an Eligible Employee for purposes of the Plan if the employee owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. For purposes of this 5% limitation, an employee shall be treated as owning any stock the ownership of which is attributed to him or her under the rules of Section 424(d) of the Code, as well as any stock that, in the absence of this paragraph, the employee could purchase under the Plan with his or her payroll deductions held pursuant to Article 6 but not yet applied to the purchase of shares of Common Stock under the Plan.

    The right of an Eligible Employee to participate in the Plan shall not be affected by any change in the Eligible Employee's employment, so long as he or she continues to be an employee of the Company or one of its subsidiaries. If an Eligible Employee is employed by a subsidiary of the Company that ceases to be a subsidiary, such event shall be deemed to constitute a termination of the Eligible Employee's employment.

ARTICLE 4 : STOCK SUBJECT TO THE PLAN

    The stock subject to the Plan shall be shares of the Company's authorized but unissued Common Stock, par value $.01 per share (the "Common Stock"). Subject to adjustment as provided in Article 13, the aggregate number of shares of Common Stock that may be purchased by Eligible Employees pursuant to the Plan is 500,000.

ARTICLE 5 : OFFERINGS AND PURCHASE PERIODS

    The Plan shall, except as otherwise set forth below, be implemented by a series of offerings of approximately 24-months' duration (each, an "Offering"). Offerings shall commence on the first Business Day (as defined in Article 8) of August and February of each year (each such commencement date, and the commencement date of the initial Offering as provided below, will be referred to as an "Offering Date") and end on the last Business Day of the second July and January, respectively, occurring thereafter; PROVIDED, HOWEVER, that the initial Offering following the amendment and restatement of the Plan effective April 1, 2000, shall commence on April 3, 2000, and end on July 31, 2000.

    The Plan will be administered on the basis of specified periods (the "Purchase Periods") for each Offering. The initial Offering will have a single Purchase Period beginning and ending on the first day and last day of that Offering, respectively. Thereafter, each Offering shall consist of four Purchase Periods commencing on the first Business Day of each August and February during the Offering and ending on the last Business Day of the next July and January, respectively, occurring thereafter.

ARTICLE 6 : PARTICIPANTS; PAYROLL DEDUCTIONS

    Any person who is an Eligible Employee at the beginning of an Offering may elect, in accordance with procedures prescribed by the Committee, to have the Company deduct a specified percentage of the employee's Compensation (as defined below) for the purchase of shares of Common Stock pursuant to the Plan during each Purchase Period in that Offering. Each Eligible Employee who elects to have such deductions made will be referred to in the Plan as a "Participant." Each person who was a Participant in the Plan immediately prior to the amendment and restatement of the Plan effective April 1, 2000, shall automatically continue to participate in the Plan during the first Offering under this amended and restated Plan, unless he or she has withdrawn in the manner described in
Article 11 or is no longer an Eligible Employee.

    As used in the Plan, the term "Compensation" means all monetary salary, wages, bonuses, commissions and other remuneration paid to or on behalf of a Participant for services performed or on account of holidays, vacation, sick leave or other similar events, including any amounts by which such remuneration is reduced, at the election of a Participant, pursuant to a cafeteria plan described in Section 125 of the Code, a dependent care assistance program described in Section 129 of the Code, a cash or deferred arrangement described in Section 401(k) of the Code, or any similar plan, program or arrangement, but excluding the value of any noncash benefits under any employee benefit plans of the Company or any of its subsidiaries.

    The maximum rate of deduction that a Participant may elect for any Purchase Period is 15%. An amount equal to the elected percentage of the Participant's Compensation shall be deducted on each regular pay day falling within the Purchase Period. The Committee may set such minimum level of payroll deductions as the Committee determines to be appropriate. Any minimum level of deductions mandated by the Committee shall apply equally to all Eligible Employees. No interest will be paid on payroll deductions accumulated under the Plan.

    A Participant in the Plan on the last day of an Offering shall automatically continue to participate in the Plan during the next Offering unless he or she withdraws in the manner described in Article 11 or is no longer an Eligible Employee.

ARTICLE 7 : PURCHASE OF SHARES

    At the end of a Purchase Period during an Offering, a Participant's accumulated payroll deductions for the Purchase Period will, subject to the limitations in Article 9 and the termination provisions of Article 16, be applied toward the purchase of shares of Common Stock at a purchase price (the "Purchase Price") equal to the lesser of the following amounts (rounded to the nearest whole cent):

    (a) 85% of the Market Price (as defined in Article 8) of the Common Stock on the Offering Date for the Offering; and

    (b) 85% of the Market Price for the Common Stock on the last Business Day of the Purchase Period.

Shares of Common Stock may be purchased under the Plan only with a Participant's accumulated payroll deductions. Fractional shares cannot be purchased. Any portion of a Participant's accumulated payroll deductions for a Purchase Period not used for the purchase of Common Stock shall, subject to Article 9, be applied to the purchase of Common Stock in the next Purchase Period, if the Participant is participating in the Plan during that Purchase Period, or returned to the Participant.

    Each Participant who purchases shares of Common Stock under the Plan shall thereby be deemed to have agreed that the Company or the subsidiary of the Company that employs the Participant shall be entitled to withhold, from any other amounts that may be payable to the Participant at or around the time of the purchase, such federal, state and local income, employment and other taxes may be required to be withheld under applicable laws. In lieu of such withholding, the Company or such subsidiary may require the Participant to remit such taxes to the Company or such subsidiary as a condition of the purchase.

ARTICLE 8 : MARKET PRICE

    For purposes of the Plan, the term "Market Price" on any day means, if the Common Stock is publicly traded, the last sales price (or, if no last sales price is reported, the average of the high bid and low asked prices) for a share of Common Stock on that day as reported by the principal exchange on which the Common Stock is listed, or, if the Common Stock is publicly traded but not listed on an exchange, as reported by The Nasdaq Stock Market, or, if such prices or quotations are not reported by The Nasdaq Stock Market, as reported by any other available source of prices or quotations selected by the Committee.

    For purposes of the Plan, the term "Business Day" means a day on which prices or quotations for the Common Stock are reported by a national securities exchange, the Nasdaq Stock Market, or any other available source of prices or quotations selected by the Committee, whichever is applicable pursuant to the preceding paragraph.

    If the Market Price of the Common Stock must be determined for purposes of the Plan at a time when the Common Stock is not publicly traded, then the term "Market Price" shall mean the fair market value of the Common Stock as determined by the Committee, after taking into consideration all the factors it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

ARTICLE 9 : LIMITATIONS ON SHARE PURCHASES

    During any calendar year, the maximum value of the Common Stock that may be purchased by a Participant under the Plan is $25,000, said value to be determined on the basis of the Market Price of the Common Stock on the Offering Date for each Purchase Period that ends in the calendar year. The foregoing limitation is intended to and shall be interpreted in such a manner as will comply with Section 423(b)(8) of the Code.

ARTICLE 10 : CHANGES IN PAYROLL DEDUCTIONS

    A Participant may elect during an Offering, in accordance with procedures prescribed by the Committee, to decrease, or on two occasions only during the Offering to increase, the rate of payroll deductions being withheld from his or her Compensation during the Offering. The change in rate shall be effective as of the beginning of the next calendar month following the date of the Company's receipt of the appropriate forms as prescribed by the Committee, if such forms are received at least 10 days prior to such date, and, if not, as of the beginning of the next succeeding calendar month.

    Except as provided above, payroll deductions for an Offering may not be increased or decreased by a Participant during the Offering. However, the Participant may withdraw from the Offering in accordance with Article 11 of the Plan.

ARTICLE 11 : WITHDRAWAL

    A Participant may elect, in accordance with procedures prescribed by the Committee, to withdraw from an Offering. Such withdrawal must be elected at least 10 days prior to the end of the Purchase Period for which it is to be effective. If a Participant so withdraws, all of the Participant's payroll deductions for that Purchase Period will be promptly returned to the Participant, and the Participant will not be eligible to participate in the same Offering (but may participate in any subsequent Offering). If a Participant's payroll deductions are interrupted by any legal process, the Participant will be deemed to have elected to withdraw from the Offering for the Purchase Period in which the interruption occurs.

    If the Market Price of the Common Stock on the last Business Day of any Purchase Period during an Offering is less than the Market Price of the Common Stock on the Offering Date for such Offering, then each Participant in that Offering who remains an Eligible Employee and has not otherwise withdrawn from the Plan shall automatically (a) be withdrawn from the Offering effective as of the end of such Purchase Period (but after the acquisition of the shares of Common Stock for such Purchase Period), and (b) be enrolled in the Offering commencing on the first Business Day subsequent to the end of such Purchase Period.

ARTICLE 12 : ISSUANCE OF COMMON STOCK

    Certificates for the shares of Common Stock purchased by Participants will be delivered by the Company's transfer agent as soon as practicable after each Purchase Period. Common Stock purchased under the Plan will be issued only in the name of the Participant (or, if his or her authorization so designates, in the name of the Participant and another person of legal age as joint tenants with rights of survivorship). In lieu of issuing certificates directly to Participants (and their designates), the Company shall be entitled to have the shares of Common Stock purchased by Participants issued to a bank, broker-dealer or similar custodian that has agreed to hold such shares for the accounts of the respective Participants. Fees and expenses of the bank, broker-dealer or similar custodian shall be paid by the Company or allocated among the respective Participants in such manner as the Committee determines.

ARTICLE 13 : CHANGES IN CAPITALIZATION

    Upon the happening of any of the following described events, a Participant's right to purchase shares of Common Stock under the Plan shall be adjusted as hereinafter provided:

    (a) If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock or if, upon a recapitalization, split-up or other reorganization of the Company, the shares of Common Stock are exchanged for other securities of the Company, the rights of each Participant shall be modified so that the Participant is entitled to purchase, in lieu of the shares of Common Stock that the Participant would otherwise have been entitled to purchase for a Purchase Period in progress at the time of such subdivision, combination or exchange (the "Purchase Period Shares"), such number of shares of Common Stock or such number and type of other securities as the Participant would have received if such Purchase Period Shares had been issued and outstanding at the time of such subdivision, combination or exchange (unless in the case of an exchange the Committee determines that the nature of the exchange is such that it is not feasible or advisable that the rights of Participants be so modified, in which event the exchange shall be deemed a Terminating Event under Article 14); and

    (b) If the Company issues any of its shares as a stock dividend upon or with respect to the Common Stock, each Participant who purchases shares of Common Stock under the Plan at the end of a Purchase Period in progress on the record date for the stock dividend shall be entitled to receive the shares so purchased (the "Purchased Shares") and shall also be entitled to receive, at no additional cost, but only if the Purchase Price for the Purchased Shares was determined with reference to the Market Price of the Common Stock on the Offering Date for such Purchase Period, the number of shares of the class of stock issued as a stock dividend, and the amount of cash in lieu of fractional shares, that the Participant would have received if he or she had been the holder of the Purchased Shares on the record date for the stock dividend.

    Upon the happening of an event specified in clause (a) or (b) above, the class and aggregate number of shares available under the Plan, as set forth in
Article 4, shall be appropriately adjusted to reflect the event. Notwithstanding the foregoing, such adjustments shall be made only to the extent that the Committee, based on advice of counsel for the Company, determines that such adjustments will not constitute a change requiring shareholder approval under
Section 423(b)(2) of the Code.

    The Committee shall make all determinations necessary or advisable in connection with this Article 13, and its determinations shall, in the absent of fraud or patent mistake, be conclusive and binding on all persons with any interest in the Plan.

ARTICLE 14 : TERMINATING EVENTS

    Upon (a) the dissolution or liquidation of the Company, (b) a merger or other reorganization of the Company with one or more corporations as a result of which the Company will not be a surviving corporation, (c) the sale of all or substantially all of the assets of the Company or a material division of the Company, (d) a sale or other transfer, pursuant to a tender offer or otherwise, of more than fifty percent (50%) of the then outstanding shares of Common Stock of the Company, (e) an acquisition by the Company resulting in an extraordinary expansion of the Company's business or the addition of a material new line of business, or (f) any exchange that is subject to this Article 14 in accordance with the provisions of Article 13 (any of such events is herein referred to as a "Terminating Event"), the Committee may but shall not be required to--

    (a) make provision for the continuation of the Participants' rights under the Plan on such terms and conditions as the Committee determines to be appropriate and equitable, including where applicable, but not limited to, an arrangement for the substitution on an equitable basis, for each share of Common Stock that could otherwise be purchased at the end of a Purchase Period in progress at the time of the Terminating Event, of any consideration payable with respect to each then outstanding share of Common Stock in connection with the Terminating Event; or

    (b) terminate all rights of Participants under the Plan for such Purchase Period and--

        (i) return to the Participants all of their payroll deductions for such Purchase Period; and

        (ii) for each share of Common Stock, if any, that could otherwise be purchased under the Plan by a Participant at the end of such Purchase Period (determined by assuming that payroll deductions at the rate elected by the Participant were continued to the end of the Payroll Period and used to purchase shares based on the Market Price of the Common Stock on the Offering Date for such Purchase Period) and with respect to which (A) the Purchase Price at which such share could be purchased (determined with reference only to the Market Price of the Common Stock on the Offering Date for such Purchase Period) is exceeded by (B) the Market Price on the date of the Terminating Event of a share of Common Stock, as determined by the Committee, pay to the Participant an amount equal to such excess.

    The Committee shall make all determinations necessary or advisable in connection with Terminating Events, and its determinations shall, in the absent of fraud or patent mistake, be conclusive and binding on all persons with any interest in the Plan.

ARTICLE 15 : NO TRANSFER OR ASSIGNMENT OF EMPLOYEE'S RIGHTS

    An Eligible Employee's rights under the Plan are the Eligible Employee's alone and may not be voluntarily or involuntarily transferred or assigned to, or availed of by, any other person other than by will or the laws of descent and distribution. An Eligible Employee's rights under the Plan are exercisable during his or her lifetime by the Eligible Employee alone.

ARTICLE 16 : TERMINATION OF EMPLOYEE'S RIGHTS

    A Participant's rights under the Plan will terminate if he or she for any reason (including death, disability or voluntary or involuntary termination of employment) ceases to be an employee of the Company or one of its subsidiaries. In such event, all of the payroll deductions credited to the Participant's account will be promptly returned to the Participant or his or her personal representative, without interest.

ARTICLE 17 : TERMINATION AND AMENDMENTS TO PLAN

    The Plan may be terminated at any time by the Board, but, except as provided in Article 14, such termination shall not affect the rights of Participants under the Plan for any Purchase Period in progress at the time of termination. The Plan will terminate in any case when all or substantially all of the unissued shares of Common Stock reserved for the purposes of the Plan have been purchased. If at any time shares of Common Stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among Participants in proportion to the respective amounts of their accumulated payroll deductions, and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase shares of Common Stock will be refunded to the Participants entitled thereto, without interest.

    The Committee or the Board may from time to time adopt amendments to the Plan; PROVIDED, HOWEVER, that, without the approval of the shareholders of the Company, no amendment may increase the number of shares that may be issued under the Plan or change the class of employees eligible to participate under the Plan.

ARTICLE 18 : LIMITS ON SALE OF STOCK PURCHASED UNDER THE PLAN

    The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any Participant in the conduct of his or her own affairs. A Participant may, therefore, sell shares of Common Stock purchased under the Plan at any time the Participant chooses, subject to compliance with any applicable federal or state securities or other laws; PROVIDED, HOWEVER, that because of certain federal tax requirements, each Participant agrees by purchasing shares of Common Stock under the Plan at the end of a Purchase Period during an Offering that (a) the Participant will promptly give the Company notice of any disposition of such shares that occurs before the later of (i) two (2) years after the Offering Date for that Offering and (ii) one (1) year after the end of the Purchase Period, showing the number of such shares disposed of and the consideration received therefor; (b) the Company shall be entitled to withhold, from any other amounts that may be payable to the Participant by the Company at or around the time of such disposition, such federal, state and local income, employment and other taxes as the Company may be required to withhold under applicable law; and (c) in lieu of such withholding, the Participant will, upon request of the Company, promptly remit such taxes to the Company. The Company shall be entitled, in order to ensure compliance with the requirements of this Article 18, to place an appropriate legend on certificates representing shares purchased under the Plan. EACH EMPLOYEE PURCHASING SHARES OF COMMON STOCK
UNDER THE PLAN ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE
THEREOF.

ARTICLE 19 : NO SHAREHOLDER RIGHTS; INFORMATION TO PARTICIPANTS

    A Participant in the Plan shall not have any rights as a shareholder of the Company (other than the right to receive stock dividends under Article 13) on account of shares of Common Stock that may be purchased under the Plan prior to the time such shares are actually purchased by and issued to the Participant. Notwithstanding the foregoing, the Company shall deliver to each Participant under the Plan who does not otherwise receive such materials (a) a copy of the Company's annual financial statements (which shall be delivered annually as promptly as practical following each fiscal year of the Company and review or audit of such statements by the Company's auditors), together with management's discussion and analysis of financial condition and results of operations for the fiscal year, and (b) a copy of all reports, proxy statements and other communications distributed to the Company's security holders generally.

ARTICLE 20 : APPLICATION OF FUNDS

    The proceeds received by the Company from the sale of shares of Common Stock under the Plan will be used for general corporate purposes.

ARTICLE 21 : GOVERNMENTAL REGULATIONS

    The Company's obligation to sell and deliver shares of the Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares, including the Securities and Exchange Commission, the securities administrators of the states in which Participants reside, and the Internal Revenue Service.

ARTICLE 22 : MISCELLANEOUS PROVISIONS

    (a) Nothing contained in the Plan shall obligate the Company to employ a Participant for any period, nor shall the Plan interfere in any way with the right of the Company to reduce a Participant's compensation.

    (b) The provisions of the Plan shall be binding upon each Participant and, subject to the provisions of Article 15, the heirs, successors and assigns of each Participant.

    (c) Where the context so requires, references in the Plan to the singular shall include the plural, and vice versa, and references to a particular gender shall include either or both additional genders.

    (d) The Plan shall be construed, administered and enforced in accordance with the laws of the United States, to the extent applicable thereto, as well as the laws of the State of Washington.

                     APPLIED MICROSYSTEMS CORPORATION

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, having received the Notice of Annual Meeting of Shareholders of Applied Microsystems Corporation (the "Company"), and the related Proxy Statement dated April 14, 2000, hereby appoints Stephen J. Verleye and Robert C. Bateman, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders of the Company on May 23, 2000, and any adjournments thereof, and to vote thereat all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified below, or to the extent not specified, to vote FOR the election as directors of all nominees named below and FOR proposals 2 and 3 and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof.

      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
SPECIFIED ON THE REVERSE BY THE UNDERSIGNED. EXCEPT AS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSED AMENDMENT AND RESTATEMENT OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN AND RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

              (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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

                                                              Please mark
                                                            your votes as   /X/
                                                             indicated in
                                                             this example


PROPOSAL 1:     ELECTION OF                                 WITHHOLD AUTHORITY
                DIRECTORS                                    TO VOTE FOR ALL
                                                   FOR     NOMINEES LISTED BELOW

Nominees:   Lary L. Evans, Charles H. House,
            Elwood D. Howse, Jr., Anthony          / /                  / /
            Miadich, and Stephen J. Verleye


(INSTRUCTION:  To withhold authority to vote FOR any individual nominee, strike a line through the nominee's name in the list)


PROPOSAL 2:  PROPOSED AMENDMENT AND RESTATEMENT OF THE 1996 EMPLOYEE
             STOCK PURCHASE PLAN

                      FOR           AGAINST          ABSTAIN
                      / /             / /              / /

PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                      FOR           AGAINST          ABSTAIN
                      / /             / /              / /

PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


SIGNATURE                         SIGNATURE                    DATE
          ----------------------            -----------------       ---------

NOTE: Please sign as name appears heron. Joint Owners should each sign. When signing as attorney, executor, trustee or guardian, please give full title as such.

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